Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Corgenix Medical Corporation of our report dated August 2, 2006 relating to our audits of the consolidated financial statements for the years ended June 30, 2006 and 2005, which appears in the Annual Report on Form 10-KSB of Corgenix Medical Corporation for the year ended June 30, 2006.

HEIN & ASSOCIATES LLP

Denver, Colorado
May 3, 2007